Exhibit 10.1
CHAIRMAN EMERITUS AND CONSULTING AGREEMENT
     This Chairman Emeritus and Consulting Agreement (the “Agreement”) is made and entered into as of April 8, 2008 (the “Effective Date”) by and between Texas Capital Bancshares, Inc., which is the holding company of Texas Capital Bank, N.A. (collectively, the “Company” or “TCB”), and Joseph M. Grant (“Executive”). TCB and Executive are referred to in this Agreement as the “Parties”.
RECITALS
     A. Executive currently serves as Chairman and Chief Executive Officer (“CEO”) of TCB.
     B. Executive believes it is appropriate to transition his position as Chairman and CEO of TCB effective immediately following the Company’s 2008 Annual Meeting of Shareholders (the “Transition Time”), but the Company desires to retain the services of Executive and benefit from his knowledge and goodwill for a period following May 19, 2008 (the “Transition Date”).
     C. In light of the foregoing, Executive has agreed to continue in the employ of the Company as Senior Executive Advisor for the period beginning on the Transition Date and ending November 18, 2009. Commencing on November 19, 2009, Executive further agrees to undertake certain duties and responsibilities and to perform certain consulting services for a period of up to five years, all as more fully described in this Agreement.
     D. In further recognition of his services for the Company, the Board of Directors of the Company (the “Board”) will appoint Executive as Chairman Emeritus, effective from the Transition Time.
     In consideration of the foregoing premises and the mutual covenants contained in this Agreement, the Parties agree as follows:
     I. Position and Services .
          A. Chairman Emeritus. The Board hereby appoints Executive, effective from the Transition Time, as Chairman Emeritus of the Board.
          B. Senior Executive Advisor. During the period commencing from the Transition Time and ending November 18, 2009 (the “Employment Period”), and subject to the terms of this Agreement (including the early termination provisions set forth in Agreement Paragraph VI.), Executive agrees to serve, and TCB agrees to employ Executive, as Senior Executive Advisor. As an employee of TCB, Executive agrees to perform the following employment duties commensurate with his status and experience with TCB: (i) advise the Board and the executive management of TCB regarding, and monitor TCB’s investment in, BankCap Partners; (ii) assist with the transition of Executive’s prior duties and responsibilities as Chairman and CEO to his successor; (iii) provide advice and counsel upon request of the Board or TCB’s executive management relating to business planning strategy, strategic acquisitions, dispositions, capital raising activities and major financings; (iv) promote TCB’s best interests; and (v) perform such other duties as the Board and Executive may reasonably agree to from time to time consistent with Executive’s position as Senior Executive Advisor and Chairman Emeritus (everything in (i) through (v) collectively, the “Employment Services”). It is agreed that the Employment Services may not require Executive’s full business time and attention, particularly toward the end of the Employment Period. The Parties expect and intend, however, that the average level of bona fide services to be provided by Executive during the Employment Period shall exceed 20% of the average level of the bona fide services provided by Executive during the 36-month period immediately preceding May 19, 2008.

For the avoidance of doubt, nothing in this Agreement shall preclude Executive from engaging in appropriate civic, charitable or religious activities and devoting a reasonable amount of time to private investments or boards or other activities provided that such activities do not interfere or conflict with Executive’s responsibilities to TCB and are not likely to be contrary to TCB’s interests and do not violate the provisions of Agreement Paragraph IV.
     C. Consultant. During the period commencing on November 19, 2009 and ending on the first to occur of either (i) a Change in Control (as defined in Agreement Paragraph II.B.) or (ii) January 31, 2013 (the “Consulting Period”), subject to the terms of this Agreement (including the early termination provisions set forth in Agreement Paragraph VI.), TCB agrees to retain Executive, and Executive agrees to serve, as a consultant to TCB for the purpose of providing advice and offering other assistance to the Board and the executive management of TCB consistent with Executive’s position and with the resources of Executive on matters as the Board reasonably requests (the “Consulting Services”). TCB has agreed to retain Executive as a consultant following his employment with TCB in reliance on the special and unique abilities of Executive in rendering the Consulting Services and Executive will use Executive’s reasonable efforts, skills, judgment and abilities in rendering the Consulting Services. Executive shall perform the Consulting Services in a diligent, trustworthy, and businesslike manner, with the purpose of advancing the business of TCB. Executive’s duties during the Consulting Period shall not require Executive to perform an average of more than 10 hours per month of Consulting Services. Notwithstanding anything to the contrary in this Agreement, the Parties intend that the average level of bona fide services to be provided by Executive during the Consulting Period shall be equal to or less than 20% of the average level of the bona fide services provided by Executive during the 36-month period immediately preceding the last day of the Employment Period.
     For purposes of this Agreement, the Employment Services and the Consulting Services shall be collectively referred to herein as the “Executive Services”.
          D. Mutual Representations. Executive represents to TCB that (i) Executive is not violating and will not violate any contractual, legal or fiduciary obligation or burden to which Executive is subject by entering into this Agreement or providing the Executive Services in accordance with the Agreement’s terms, and (ii) Executive is under no contractual, legal or fiduciary obligation or burden which may reasonably be expected to interfere with Executive’s ability to perform the Executive Services in accordance with the Agreement’s terms. TCB represents to Executive that (i) TCB is not violating and will not violate any contractual, legal or fiduciary obligation or burden to which it or its Board is subject by entering into this Agreement or performing TCB’s obligations in accordance with the Agreement’s terms and (ii) this Agreement has been duly authorized, executed and delivered by TCB.
          E. Nature of Relationship Between Parties. During the Employment Period, Executive shall render the Employment Services described in this Agreement as an employee. During the Consulting Period, Executive shall render the Consulting Services in this Agreement as an independent contractor. Except as otherwise agreed by TCB, Executive will have no authority or power to bind TCB regarding third parties or to represent to third parties that Executive has authority or power to bind TCB. It is not the intention of the Parties to create, by virtue of the portion of this Agreement regarding Consulting Services, any employment relationship, trust, partnership or joint venture between Executive and TCB or any of its affiliates or, except as specifically provided herein, to make them legal representatives or agents of each other or to create any fiduciary relationship or additional contractual relationship among them for the duration of the Consulting Period. As an independent contractor, Executive will not be eligible for any TCB-provided benefits, including, without limitation, short term disability and long term disability, except as provided for in Agreement Paragraph II.

     II. Consideration.
          A. Consideration for Employment Services. During the Employment Period, TCB will pay Executive a monthly base salary of $29,583.33, less applicable withholdings, payable in accordance with TCB’s normal payroll practices (the “Base Salary”). Each payment of Executive’s Base Salary made in accordance with this Agreement Paragraph II.A. shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent Section 409A of the Code applies to such payments. In addition to Executive’s Base Salary, Executive shall be entitled to (i) a one-time bonus for the 2008 performance year, payable prior to March 15, 2009, equal to the average amount of the bonuses for the 2008 performance year paid to George Jones as President and CEO, Peter B. Bartholow as Chief Financial Officer, and Keith C. Cargill as Executive Vice President — Chief Lending Officer, or their successors, less all applicable withholdings; and (ii) a one-time bonus relating to the period he is employed by TCB during 2009 (January 1, 2009 through November 18, 2009), payable on March 15, 2010, equal to eighty seven and one-half percent (87.5%) of the average amount of the bonuses for the 2009 performance year paid to George Jones as President and CEO, Peter B. Bartholow as Chief Financial Officer, and Keith C. Cargill as Executive Vice President — Chief Lending Officer, or their successors.
          B. Change in Control Bonus. In addition to the amounts described in Agreement Paragraph II.A. and as additional consideration for the Employment Services, TCB shall pay Executive a lump sum cash payment equal to $650,000, less applicable withholdings, if (i) prior to November 19, 2009, TCB enters into a definitive and binding agreement with an unrelated third party (the “Purchase Agreement”) for purposes of causing a Change in Control to occur; and (ii) a Change in Control is subsequently consummated (either between the parties to the Purchase Agreement or pursuant to an alternative transaction that results from continuing negotiations between the parties to the Purchase Agreement) prior to or on November 19, 2010. Any bonus payable pursuant to this Agreement Paragraph II.B. shall be paid within thirty (30) days of the effective date of the Change in Control. For purposes of this Agreement, a Change in Control is deemed to have occurred, as determined by the Board in its sole discretion (provided that such determination is consistent with other determinations made by the Board pursuant to substantially similar definitions), at such time as:
     (i) any “person” (as the term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of TCB representing more than 50% of TCB’s outstanding voting securities or rights to acquire such securities except for any voting securities issued or purchased under any employee benefit plan of TCB or its subsidiaries; or
     (ii) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by TCB’s stockholders was approved by a nominating committee solely composed of members which are Incumbent Board members, shall be, for purposes of this clause (ii), considered as through he were a member of the Incumbent Board; or
     (iii) a plan of reorganization, merger, consolidation, sale of all or substantially all of TCB’s assets or a similar transaction occurs or is effectuated in which TCB is not the resulting entity; provided, however, that such an event listed above will be deemed to have occurred or to have been effectuated upon receipt of all required regulatory approvals not including the lapse of any required waiting periods.
          C. Consulting Fee. During the Consulting Period, TCB shall pay Executive a consulting fee of $50,000 for each 12-month period during the Consulting Period, payable in equal bi-monthly payments. Each bi-monthly payment made in accordance with this Agreement Paragraph II.C. shall be treated as a separate payment for purposes of Section 409A of the Code to the extent Section 409A applies to such payments. Payment of any of the fees described in this Agreement Paragraph II.C. is conditioned upon Executive’s execution of a Waiver and Release of Claims in the form attached hereto as Exhibit A relating to the Employment Period, within the thirty (30) day period following the end of the Employment Period.
          D. Continued 2005 LTIP Benefits. Executive’s retirement as Chairman and CEO as described in this Agreement, and eventual performance of services as a consultant to TCB will not affect the rights that Executive may have pursuant to any awards granted prior to such retirement under TCB’s 2005 Long Term Incentive Plan (the “2005 LTIP”), provided that this Agreement is not terminated by the Company for “Cause” or by the Executive without “Good Reason” (as provided in more detail in Agreement Paragraph VI.). Executive’s provision of Consulting Services shall count for vesting purposes under such awards. Notwithstanding anything to the contrary contained herein, TCB agrees to amend the grant of restricted stock units made to Executive, pursuant to that certain Restricted Stock Unit Award Agreement dated January 31, 2007 under the 2005 LTIP, to provide that such grant shall vest in accordance with the following schedule: (i) 25% of the aggregate restricted stock units subject to such award shall vest on each of December 31, 2008, December 31, 2009, December 31, 2010, and December 31, 2011, or (ii) to the extent any portion of such award is unvested as of the date of a Change in Control (as defined in the 2005 LTIP), 100% of all unvested restricted stock units shall vest as of the effective date of such Change in Control.
          E. Benefits. During the Employment Period, Executive (and his eligible dependents), subject to the eligibility requirements and terms of the applicable plans, shall be entitled to participate in TCB sponsored employee benefit plans, pension plans, 401(k) plans, medical benefit plans, group life insurance plans, hospitalization plans, or other employee welfare plans that TCB may adopt for employees generally from time to time during the Employment Period, and as such plans may be modified, amended, terminated, or replaced from time to time. Notwithstanding the foregoing, if Executive elects coverage under TCB’s group health plan, TCB agrees to pay the premiums for Executive and his eligible dependents for such coverage during the Employment Period; provided, that the Executive understands and agrees that such premium payments made by TCB shall be included in his taxable income to the extent required by applicable law.
          During the Consulting Period, Executive shall be entitled to continuation of his health insurance coverage in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and the terms of TCB’s group health plan then in effect. Notwithstanding the foregoing, TCB agrees to use it best commercial efforts to continue to make group health insurance coverage available to Executive for the entire Consulting Period, provided that Executive must pay the applicable premium payments for such coverage and, to the extent applicable, any incremental increase in costs incurred by TCB relating to extension of such coverage past the applicable COBRA continuation period.
          Notwithstanding anything to the contrary contained herein, the Company retains the right to amend, modify or terminate any of its employee benefit plans, policies or programs at any time.

          F. Office Space and Employment Compensation to Secretary. During the Employment Period, TCB shall provide to Executive a furnished office space suitable to Executive’s position with TCB either within TCB’s offices or at such other reasonable location the Board selects that is as close as commercially possible to TCB’s office. Notwithstanding the foregoing, upon completion of BankCap Partners’ space in TCB’s new building, Executive’s office shall be relocated to BankCap Partners’ subleased office space within TCB’s new building and TCB’s obligations to provide office space to Executive under this Agreement Paragraph II.F. shall immediately terminate. TCB further agrees to provide Executive with secretarial assistance by Mary Cunningham, who shall continue to be an employee of TCB, through May 19, 2009, with such secretary’s compensation and benefits commensurate with her compensation and benefits as of the date of this Agreement (or, in the event that Ms. Cunningham’s employment with TCB terminates for any reason, a replacement secretary reasonably acceptable to Executive). The terms of this Paragraph II.F. will not alter or affect Ms. Cunningham’s at-will employment status with TCB. To the extent any benefits provided under Agreement Paragraphs II.E and II.F. are otherwise taxable to Executive, such benefits shall, for purposes of Section 409A of the Code, be provided as separate monthly in-kind payments of those benefits, and to the extent those benefits are subject to and not otherwise exempt from Section 409A of the Code, the provision of the in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.
          G. Payments. The consideration described in this Agreement Paragraph II shall be the sole compensation to which Executive shall be entitled for performance of the Executive Services.
          H. Payment of Taxes. With respect to the Employment Services, TCB shall be solely responsible for withholding taxes or necessary payments to any taxing authority based on TCB’s payment of the consideration for the Employment Services under this Agreement. With respect to the Consulting Services, Executive agrees to be solely responsible for withholding taxes or necessary payments to any taxing authority based on TCB’s payment of the consideration for the Consulting Services under this Agreement. Executive further agrees not to seek or make any claim against TCB or any TCB Released Party for compensation, damages, costs, interest, fees, assessments, withholdings, penalties or other losses, should a claim or determination be made that Executive has failed to withhold or make the payments contemplated by the preceding sentence. The withholdings referenced in this Agreement Paragraph II.H. include, without limitation, Federal income tax, FICA, and Medicare.
          I. BankCap Partners Director Fees. For all periods on and after May 19, 2008, Executive shall be entitled to personally receive any fees payable to Executive for his duties as a director of BankCap Partners, including the 3 1/2% carried interest associated with such fees. Notwithstanding the foregoing, solely for the calendar year 2008, any cash payments (including, without limitation, any distributions) and any tax ramifications associated with the cash portion of the directors’ fees and carried interest shall be pro rated between TCB and Executive based upon the number of days that each party respectively was entitled to the carried interest during the 2008 calendar year.
     III. Relinquishment of Executive Employment Agreement
     In consideration of the benefits provided under this Agreement, Executive hereby relinquishes and waives any and all amounts, benefits or other rights to which he may have been entitled under the Executive Employment Agreement between Executive and TCB dated as of December 20, 2004 (the “Employment Agreement”). This relinquishment and waiver of the Employment Agreement shall be effective as of the Effective Date. The Parties acknowledge that Executive’s retirement as Chairman and CEO, appointment as Chairman Emeritus, and eventual separation from service from TCB is not in connection with or in anticipation of a “Change in Control” (as such term is defined in the Employment Agreement).

     IV. Additional Protections.
          A. Confidentiality. TCB agrees to provide Executive with some or all of its Confidential Information (as defined in this Agreement Paragraph IV.A.) during the Term. Likewise, Executive acknowledges and agrees that all information about TCB and its affiliates which was previously provided in the course of employment with TCB and information which may be provided to him in the course of his engagement under this Agreement are and will continue to be the exclusive property of TCB and its affiliates. Confidential Information includes, without limitation, TCB’s development of unique concepts, lending practices, sales presentations, marketing programs, marketing strategies, business practices, methods of operation, pricing information, proprietary information, computer software programs, tapes and disks concerning its operations systems, customer lists, customer leads, documents identifying past, present, and future customers, customer profile and preference data, hiring and training methods, investment policies, financial and other confidential, proprietary and trade secret information concerning TCB’s operations and expansion plans. In exchange for TCB’s promise to provide Executive with Confidential Information, Executive agrees to keep all Confidential Information in strict confidence, not disclosing any of this information to any third person except (i) as consented to by TCB, or (ii) as required by law or judicial or regulatory process; provided, however, that Executive shall not be obligated to keep in confidence any information which has become generally available to the public without any breach by Executive of this Agreement Paragraph IV.A. Regarding clause (ii), Executive agrees not to disclose information which TCB directs him not to disclose, whether or not Executive believes that disclosure is appropriate under clause (ii), or which he is obligated not to disclose under the Non-Disparagement clause in Agreement Paragraph IV.B. Executive further agrees that, if requested by TCB, he will make reasonable efforts to obtain from any third party to whom TCB discloses any Confidential Information the written agreement (in form and substance satisfactory to TCB in its sole discretion) of any third party to keep such information confidential.
          B. Non-Disparagement. Executive and employer agree not to make any statements that disparage the reputation of (i) TCB, its products, services or employees, or (ii) Executive. Executive and TCB further acknowledge and agree that any breach or violation of this non-disparagement provision shall entitle Executive or TCB to seek injunctive relief to prevent any future breaches of this provision and/or to sue the other party on this Agreement for the immediate recovery of any damages caused by such breach. For purposes of this provision, TCB’s obligation shall be limited to the Governance and Nominating Committee of the Board and executives who are members of TCB’s Senior Policy Committee.
          C. Protective Covenants. In consideration of the numerous mutual promises and covenants contained in this Agreement between TCB and Executive, including, without limitation, TCB’s promise to provide Executive with some or all of TCB’s Confidential Information as stated in Agreement Paragraph IV.A., and to protect TCB’s Confidential Information and to reduce the likelihood of irreparable harm that would occur in the event the Confidential Information is used or disclosed to a TCB competitor, Executive agrees to the following protective covenants in Agreement Paragraphs IV.C. (i)-(iv). The duration of these protective covenants extends from the beginning of the Agreement’s Term and ends on the first to occur of any one of the following: (i) the date that is twelve (12) months following the effective date of a Change in Control (as defined in Agreement Paragraph II.B.), provided that Executive is entitled to receive a payment pursuant to Agreement Paragraph II.B. (Change in Control Bonus) in connection with such Change in Control; (ii) the effective date of a Change in Control (as defined in Agreement Paragraph II.B.) in the event Executive is not entitled to receive a payment pursuant to Agreement Paragraph II.B. (Change in Control Bonus) in connection with such Change in Control; or (iii) January 31, 2013. Accordingly, subject to the terms of this Section IV.C., Executive will not, either directly or indirectly, either through any form of ownership or as an individual, director, officer, principal, agent, employee, employer, adviser, consultant, shareholder, partner, member or in any individual or representative capacity whatsoever:
(i)	Compete for or solicit business for on behalf of any person or business entity operating a state or national bank or company providing similar services with a place of business in Texas or anywhere that TCB provides services or has a place of business;

(ii)	Own, operate, participate in, undertake any employment with, or have any interest in, any entity with a place of business in Texas or anywhere that TCB provides services or has a place of business related to the operation of a state or national bank or company providing similar services, except owning publicly traded stock for investment purposes only in which Executive owns less than 5% or possessing any ownership interest in BankCap Partners, provided that BankCap Partners does not own, operate, participate in, or have any interest in, any competing entity with a place of business in Texas or anywhere that TCB provides services.

(iii)	Compete for or solicit business related to the operation of a state or national bank or company providing similar services from any TCB (or its successors by merger) customer with whom Executive had contact during the Term or until January 31, 2013, whichever is later;

(iv)	Request, induce or attempt to influence any employee of TCB to terminate his or her employment with TCB.
          Executive hereby acknowledges that the geographical boundaries, scope of the prohibited activities, and the time duration in Paragraphs IV.C. (i)-(iv) are reasonable and no broader than necessary to protect TCB’s legitimate business interests.
     V. Mutual Release of Claims.
          A. By Executive. In consideration of the mutual promises contained in this Agreement, including TCB’s promises to pay Executive consideration under Agreement Paragraph II, Executive, on behalf of himself, his heirs, executors, successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges TCB and all of its parents, divisions, subsidiaries, affiliates, joint venture partners, partners, and related companies, and their present and former agents, employees, officers, directors, attorneys, stockholders, plan fiduciaries, successors and assigns (collectively, the “TCB Released Parties”), from any and all claims, demands, actions, causes of action, costs, fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may have against the TCB Released Parties relating to or arising out of his employment or retirement as Chairman and CEO of TCB from the beginning of time and up to and including the date of this Agreement’s execution. This Agreement includes, without limitation, claims at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and

Reemployment Rights Act of 1994, the Texas Commission on Human Rights Act (as amended and renamed from time to time), any federal, state, local or municipal whistleblower protection or anti-retaliation statute or ordinance, or any other federal, state, local, or municipal laws of any jurisdiction), claims arising under the Employee Retirement Income Security Act (except any employee benefits or employee participation rights as contained in this Agreement), or any other statutory or common law claims related to his employment or retirement as Chairman and CEO of TCB from the beginning of time and up to and including the date of this Agreement’s execution.
          B. By TCB. In consideration of the mutual promises contained in this Agreement, including Executive’s promises to comply with the provisions of Agreement Paragraph IV., TCB, on behalf of itself and all of its parents, divisions, subsidiaries, affiliates, joint venture partners, partners, and related companies, and their present and former agents, employees, officers, directors, attorneys, stockholders, plan fiduciaries, successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges, Executive and his heirs, executors, successors and assigns (the “Executive Released Parties”), from any and all claims, demands, actions, causes of action, costs, fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which TCB has, had, or may have against the Executive Released Parties relating to or arising out of his employment or retirement as Chairman and CEO of TCB from the beginning of time and up to and including the date of this Agreement’s execution. This Agreement includes, without limitation, claims at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state or local laws; or any other statutory or common law claims related to Executive’s employment or retirement as Chairman and CEO of TCB from the beginning of time and up to and including the date of this Agreement’s execution.
     VI. Term of Agreement; Termination.
          A. Term. Except as otherwise provided in Agreement Paragraph IV.C., unless earlier terminated upon (i) the termination of this Agreement under Agreement Paragraph VI. or (ii) the dissolution, winding-up and termination of TCB, this Agreement shall be effective for a period commencing on the Effective Date, and ending on the first to occur of either (i) a Change in Control (as defined in Agreement Paragraph II.B.), or (ii) January 31, 2013 (the “Term”).
          B. Termination by TCB for Cause or Termination by Executive without Good Reason. This Agreement may be terminated at any time by TCB for Cause or by Executive without Good Reason. If this Agreement is terminated for Cause or without Good Reason, TCB shall have no further obligation to Executive under this Agreement except to provide any consideration due to Executive under Agreement Paragraph II through the date of the Agreement’s termination.
          “Cause” shall mean any of the following events: (i) the material breach by Executive of the provisions of Agreement Paragraph IV.A., B. or C. and the failure of Executive to cure the same in all material respects within fifteen (15) days after written notice thereof from the CEO or his designee; (ii) any act of fraud, misappropriation or embezzlement by Executive with respect to any aspect of TCB’s business; (iii) the breach by Executive of any provision of this Agreement (including, without limitation, a refusal to follow lawful directives of the Board, the CEO or their designees that are not inconsistent with the duties of Executive’s position and the provisions of this Agreement) and the failure of Executive to cure the same in all material respects within fifteen (15) days after written notice thereof from the CEO or his designee; (iv) the conviction of Executive by a court of competent jurisdiction of a felony or of a crime involving moral turpitude; (v) the intentional failure by Executive to perform in all material respects his duties and responsibilities (other than as a result of death or disability) and the failure of Executive to cure the same in all material respects within fifteen (15) days after written notice thereof from the CEO or his designee; (vi) acceptance of employment during the Employment Period with any other employer except upon written permission of the Board (other than acceptance of the position of “Chairman” with BankCap Partners); or (vii) the breach by Executive of his fiduciary duty to TCB.
          “Good Reason” shall mean the occurrence of any of the following events: (i) a material reduction by TCB in Executive’s Base Salary or in the fees for consulting services set forth in Agreement Paragraph II.C., as in effect on the date of this Agreement, unless the reduction is a proportionate reduction of the compensation of Executive and all other senior officers of TCB as part of a company-wide effort to enhance TCB’s financial condition; (ii) without his express written consent, the assignment of Executive to a position functionally inferior to the position set forth in Agreement I.A and I.B.; (iii) the change of the location where Executive is based to a location which is more than fifty (50) miles from his present location without Executive’s written consent; or (iv) any other action or inaction of TCB that constitutes a material breach by TCB of its obligations described in Agreement Paragraph II or Agreement Paragraph IV.B. Executive shall give the Board thirty (30) business days notice of an intent to terminate this Agreement for “Good Reason” as defined this Paragraph VI.B., and provide the Board with fifteen (15) calendar days after receipt of such notice from Executive to remedy the alleged violation. In the event the Board does not cure the violation, if Executive does not terminate this Agreement within thirty (30) days following the last day of the Board’s cure period, the occurrence of the violation shall not subsequently serve as Good Reason for Executive to terminate this Agreement.
          C. Termination by TCB without Cause or Termination by Executive with Good Reason. This Agreement may be terminated at any time by TCB without Cause or by Executive with Good Reason. If this Agreement is terminated without Cause or with Good Reason, (i) TCB shall continue to pay Executive all payments that TCB otherwise would have paid to Executive under Agreement Paragraphs II.A., B., C., and D. had the termination of this Agreement not occurred, at the same time and in the same form as provided in Agreement Paragraph II, and (ii) TCB shall take all reasonable actions necessary to ensure that Executive’s then-outstanding awards granted under the 2005 LTIP continue to vest in accordance with their terms as if the termination of this Agreement had not occurred.
          D. Termination Due to Death or Disability. In the event that Executive dies or suffers a Disability (as defined in this Agreement Paragraph VI.D.) prior to the end of the Term, TCB shall provide to Executive’s estate or to Executive, as applicable, the remainder of the consideration to be provided under Agreement Paragraphs II.A. and C. and any amounts then due and payable under Agreement Paragraph II.B., at the same time and in the same form as provided in Agreement Paragraph II as TCB would have otherwise paid such amounts to Executive had the termination of this Agreement not occurred. In addition, in the event of Executive’s Disability, TCB shall continue to provide health insurance benefits in accordance with the provisions of Agreement Paragraph II.E. to the extent permitted by the health insurance plan of TCB in effect at the time of Executive’s Disability. For purposes of this Agreement, “Disability” shall mean (i) a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, for which Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of TCB, or (ii) the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
          E. Survival. The Confidentiality, Non-Disparagement, and Protective Covenants provisions set forth in Agreement Paragraph IV.A, B, and C, and the provisions of Agreement Paragraphs VI.A., B, C, and D regarding the consequences of termination and TCB’s remedies, shall survive termination or expiration of this Agreement. In addition, all provisions of this Agreement that expressly continue to operate after the Agreement’s termination shall survive the Agreement’s termination or expiration in accordance with the terms of such provisions.
          F. Waiver and Release of Claims. Payment of any amount due to Executive under this Agreement Paragraph VI. is conditioned upon Executive’s execution of a Waiver and Release of Claims in the form attached hereto as Exhibit A, within the thirty (30) day period following the termination of this Agreement.
     VII. Other Provisions.
          A. Notices. Any notice or other communication required, permitted or desired to be given hereunder shall be deemed delivered when personally delivered; the next business day, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day prior to noon, Dallas time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (as applicable):
If to Executive:
Joseph M. Grant
4305 Overhill Drive
Dallas, Texas 75205
Telephone No.: (214) 522-5053
Facsimile No.: (214) 932-6609
With a copy to:
Sullivan & Cromwell, LLP
125 Broad Street
New York, NY 10004
Attention: Marc R. Trevino
Telephone No.: (212) 558-4239
Facsimile No.: (212) 558-3345
If to TCB:
Texas Capital Bancshares, Inc.
2100 McKinney Avenue, Suite 1250
Dallas, Texas 75201
Attn: George F. Jones, Jr., President and CEO
Telephone No.: (214) 932-6600
Facsimile No.: (214) 932-6642
With copies to:

J.R. Holland, Jr.
1601 Elm Street, Suite 4000
Dallas, Texas 75201
Telephone No.: (214) 720-1600
Facsimile No.: (214) 720-1662
and
Haynes and Boone, LLP
1221 McKinney, Suite 2100
Houston, Texas 77010
Attention: Dean J. Schaner
Telephone No.: (713) 547-2044
Facsimile No.: (713) 236-5571
or to such other address or number and to the attention of such other person or officer as either party may designate by written notice to the other party.
          B. Choice of Law. This Agreement has been executed and delivered in and shall be interpreted, construed and enforced pursuant to and in accordance with the laws of the State of Texas, without giving effect to the conflicts of law principles thereof.
          C. Remedies. Executive acknowledges that the protective covenants contained in Agreement Paragraph IV.C. and any other protections and restrictions in this Agreement, in view of the nature of TCB’s business, are reasonable and necessary to protect TCB’s legitimate business interests and that any violation of this Agreement would result in irreparable injury to TCB for which there is no adequate remedy at law. In the event of a breach or a threatened breach by Executive of any provision in this Agreement, TCB shall be entitled to a temporary restraining order and injunctive relief restraining Executive from the commission of any breach, and to recover TCB’s attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing contained in this Agreement shall be construed as prohibiting TCB from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages, equitable relief, attorneys’ fees, and costs.
          D. Limitations on Assignment. In entering into this Agreement, TCB is relying on the unique personal services of Executive; services from another person will not be an acceptable substitute. Except as provided herein, neither party to this Agreement may assign this Agreement or any of the rights or obligations set forth herein without the specific written consent of the other party to this Agreement. Any attempted assignment in violation of this Agreement Paragraph VII.D. shall be void. Except as provided herein, nothing in this Agreement entitled any person other than the parties to the Agreement to any claim, cause of action, remedy or right of any kind, including, without limitation, the right of continued employment.
          E. Legal and Other Fees. TCB will pay up to $20,000 of Executive’s reasonable legal out-of-pocket expenses incurred by the Executive in connection with the preparation and negotiation of this Agreement. Reimbursement of any expenses pursuant this Agreement Paragraph VII.E. shall be made upon submission of an itemized statement or receipts by Executive documenting such expenses.
          F. Waiver. The waiver by either party of the breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision hereof.
          G. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever, (i) the validity, legality and unenforceability of the remaining provisions of this Agreement (including without limitation, all portions of any Agreement Paragraphs containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable), shall not in any way be affected or impaired thereby, and (ii) such provision or provisions held to be invalid, illegal or unenforceable shall be limited or modified in its or their application to the minimum extent necessary to avoid such invalidity, illegality or unenforceability, and, as so limited or modified, such provision or provisions and the balance of this Agreement shall be enforceable in accordance with their terms.
          H. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          I. Counterparts. This Agreement and amendments thereto shall be in writing and may be executed in counterparts. Each such counterpart shall be deemed an original, but both counterparts together shall constitute one and the same instrument.
          J. Entire Agreement, Amendment, Binding Effect. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof, and supersedes all previous agreements, promises, and representations, including, but not limited to, any terms, conditions or agreements set forth in the Employment Agreement. No oral statements or prior written material not specifically incorporated herein shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized unless incorporated herein by written amendment, such amendment to become effective on the date stipulated therein. Executive acknowledges and represents that in executing this Agreement, he did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by TCB or any of the TCB Released Parties, except as expressly contained in this Agreement. Any amendment to this Agreement must be signed by all parties to this Agreement. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns (if any).
          K. Time to Consider Agreement. Executive acknowledges that TCB has advised him in writing that he should consult with an attorney before executing this Agreement, and he further acknowledges that he has been given a period of twenty-one (21) calendar days within which to review and consider the Agreement provisions. Executive understands that if he does not sign this Agreement before the twenty-one (21) calendar day period expires, this Agreement will be withdrawn automatically.
          L. Revocation Period. Executive understands and acknowledges that he has seven (7) calendar days following the execution of this Agreement to revoke his acceptance of this Agreement. This Agreement will not become effective or enforceable, and the first payments referenced in this Agreement will not become due, until after this revocation period has expired without Executive’s revocation. If Executive does not revoke this Agreement within the revocation period, TCB will make the first payments referenced in this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above written.

TCB: By: Texas Capital Bancshares, Inc.
By:
J.R. Holland, Jr., as Chairman of the
Governance and Nominating Committee of the Board of Directors

EXECUTIVE:

Joseph M. Grant

EXHIBIT A
FORM OF WAIVER AND RELEASE OF CLAIMS
MUTUAL RELEASE
     This Mutual Release (“Release”), effective as of the date described in Release Paragraph ___ below (the “Effective Date”), is made and entered into by and between Joseph M. Grant (“Executive”) and Texas Capital Bancshares, Inc., which is the holding company of Texas Capital Bank, N.A. (collectively, the “Company” or “TCB”). Terms used in this Release with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Chairman Emeritus and Consulting Agreement made and entered into as of April 8, 2008 by and between TCB and Executive (the “Agreement”).
     WHEREAS, Executive and TCB are parties to the Agreement; and
     WHEREAS, Agreement Paragraph II.C. provides that Executive is entitled to certain payments and benefits if he signs a mutual release agreement;
     NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the receipt and adequacy of which are acknowledged, Executive and TCB agree as follows:
     1. Mutual Release.
          A. By Executive. In consideration of the mutual promises contained in the Agreement, including TCB’s promises to pay Executive consideration under Agreement Paragraph II, which are in addition to anything of value to which Executive is already entitled, Executive, on behalf of himself, his heirs, executors, successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges TCB and all of its parents, divisions, subsidiaries, affiliates, joint venture partners, partners, and related companies, and their present and former agents, employees, officers, directors, attorneys, stockholders, plan fiduciaries, successors and assigns (collectively, the “TCB Released Parties”), from any and all claims, demands, actions, causes of action, costs, fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may have against the TCB Released Parties relating to or arising out of his employment during the Employment Period, [the provision of services during the Consulting Period,] or any terms of the Agreement in effect during the Employment Period, from the Effective Date and up to and including the date of this Release. This Release includes, without limitation, claims at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Texas Commission on Human Rights Act (as amended and renamed from time to time), any federal, state, local or municipal whistleblower protection or anti-retaliation statute or ordinance, or any other federal, state, local, or municipal laws of any jurisdiction), claims arising under the Employee Retirement Income Security Act (except any employee benefits or employee participation rights as contained in the Agreement), or any other statutory or common law claims related to or arising out of his employment during the Employment Period or any terms of the Agreement in effect during the Employment Period, [the provision of services during the Consulting Period,] from the Effective Date and up to and including the date of this Release’s execution.

          B. By TCB. In consideration of the mutual promises contained in the Agreement, including Executive’s promises to comply with the provisions of Agreement Paragraph IV., which are in addition to anything of value to which TCB is already entitled, TCB, on behalf of itself and all of its parents, divisions, subsidiaries, affiliates, joint venture partners, partners, and related companies, and their present and former agents, employees, officers, directors, attorneys, stockholders, plan fiduciaries, successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges, Executive and his heirs, executors, successors and assigns (the “Executive Released Parties”), from any and all claims, demands, actions, causes of action, costs, fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which TCB has, had, or may have against the Executive Released Parties relating to or arising out of his employment during the Employment Period, [the provision of services during the Consulting Period,] or any terms of the Agreement in effect during the Employment Period, from the Effective Date and up to and including the date of this Release’s execution. This Release includes, without limitation, claims at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state or local laws; or any other statutory or common law claims related to relating to or arising out of Executive’s employment during the Employment Period or any terms of the Agreement in effect during the Employment Period, [the provision of services during the Consulting Period,] from the Effective Date and up to and including the date of this Release.
     2. No Admission of Liability. Executive understands and agrees that this Release shall not in any way be construed as an admission by the TCB Released Parties of any unlawful or wrongful acts whatsoever against Executive or any other person. The TCB Released Parties specifically disclaim any liability to or wrongful acts against Executive or any other person. TCB understands and agrees that this Release shall not in any way be construed as an admission by the Executive Released Parties of any unlawful or wrongful acts whatsoever against TCB or any other person. The Executive Released Parties specifically disclaim any liability to or wrongful acts against TCB or any other person.
     3. Time to Consider Release. Executive acknowledges that he have been advised in writing by TCB that he should consult an attorney before executing this Release, and Executive further acknowledges that he has been given a period of twenty-one (21) calendar days within which to review and consider the provisions of this Release. Executive understands that if he does not sign this Release before the twenty-one (21) calendar day period expires, this Release offer will be withdrawn automatically.
     4. Revocation Period. Executive understands and acknowledges that he has seven (7) calendar days following the execution of this Release to revoke his acceptance of this Release. This Release will not become effective or enforceable, and the Payment will not become payable, until after this revocation period has expired without his revocation. If Executive does not revoke the Release within the revocation period, TCB commence the payments under Agreement Paragraph II within ten (10) days after the revocation period’s expiration date.
     5. Knowing and Voluntary Release. Executive and TCB each understand that it is their choice whether to enter into this Release and that each of their decisions to do so is voluntary and is made knowingly.
     6. No Prior Representations or Inducements. Executive represents and acknowledges that in executing this Release, he did not rely, and has not relied, on any communications, statements, promises, inducements, or representation(s), oral or written, by any of the TCB Released Parties, except as expressly contained in this Release.
     7. Choice of Law. This Release shall, in all respects, be interpreted, enforced, and governed under the laws of the State of Texas. Executive and TCB agree that the language of this Release shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the parties.
     8. Severability. TCB and Executive agree that should a court declare or determine that any provision of this Release is illegal or invalid, the validity of the remaining parts, terms or provisions of this Release will not be affected and any illegal or invalid part, term, or provision, will not be deemed to be a part of this Release.
     9. Counterparts. TCB and Executive agree that this Release may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.
Please read carefully as this document includes a release of claims.
     IN WITNESS WHEREOF, TCB and Executive hereto evidence their agreement by their signatures.

Executive Signature [Signature]	TCB Representative [Signature]

Joseph M. Grant	TCB Representative [Printed Name]

Date	Date